PROMISSORY NOTE
                               ---------------

US$250,000	Dated:                                                March __, 2001

    FOR VALUE RECEIVED, the undersigned, PRIORY MARKETING LTD., an Isle of Man corporation (the "Company"), hereby promises to pay on June 15, 2001 to ONLINE INTERNATIONAL CORPORATION, a Nevada corporation (the "Holder"), or order, the sum of $250,000, plus interest accruing from the date hereof through the date of payment on the unpaid balance of the principal amount hereof computed at a fluctuating rate of interest equal to the prime rate from time to time in effect as published in The Wall Street Journal, Eastern Edition. Payment of interest and principal under this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

    This Note shall be subject to the following additional terms and conditions:

    1.    Prepayment.  (a)  The Company shall have the right at any time to
          -----------
prepay the principal hereof in whole or in part, without premium or penalty, upon giving at least five days' prior written notice of such prepayment to the Holder, provided that interest on the principal hereof to be so prepaid accrued to the date of such prepayment shall be paid concurrently therewith. In case this Note is to be prepaid in part only, the notice of prepayment shall specify the principal amount hereof to be prepaid.

         (b) Upon giving of notice of prepayment as aforesaid, this Note or portion hereof so specified for prepayment shall on the prepayment date specified in such notice become due and payable; and from and after the prepayment date so specified interest on this Note or portion hereof so specified for prepayment shall cease to accrue and this Note or portion hereof so specified for prepayment shall be paid by the Company as aforesaid.

    2.    Defaults and Remedies.  (a)  If any one or more of the following
          ----------------------
events (each, an "Event of Default") shall  occur, that it to say:

    (i) The Company shall default in the payment of the principal amount hereof when due, whether at maturity, by acceleration or otherwise, or shall default in the payment of interest due hereon when due; or

    (ii)    The Company shall:

            (A) admit in writing its inability to pay its debts generally as they become due;

            (B)    file a petition in bankruptcy;

401537.1
30403-0999

            (C)    make an assignment for the benefit of creditors; or

            (D)    be adjudicated a bankrupt;

then in each and every such case the Holder may unless every such Event of Default shall have been made good and cured by notice in writing to the Company, declare the unpaid balance of this Note to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

         (b) No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any rights of the Holder.

    3.    Other Agreements; Covenant.
          ---------------------------
         (a) This Note may be assigned by the Holder, but only as a whole and not in part. The provisions of this Note shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Holder and of the Company.

         (b)    The Company agrees that prior to the repayment in full of this
Note it shall not (i) transfer any shares in the capital of Forexcash Global Trading Ltd., a corporation organized under the laws of the State of Israel ("Forexcash"), or any of its other assets outside the ordinary course of business or (ii) permit Forexcash to issue any shares of capital stock or transfer any of its assets outside the ordinary course of business.

    4.    Governing Law; Submission to Jurisdiction, Waiver of Jury Trial.
          ----------------------------------------------------------------
This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court thereof, for purposes of all legal proceedings arising out of or relating to this Note; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this section and shall not be deemed to be a general submission to the jurisdiction of said courts other than for such purposes. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any contention that any such proceeding brought in such court has been brought in an inconvenient return. The Company hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note.

    5.    Notices.  All notices, claims, certificates, requests, demands
          --------
          and other communications to the Company will be in writing (whether by letter, fax or other commercially reasonable means) and will be deemed to have been duly given upon receipt by the Company, c/o Mr. Didier Essemini; Forexcash Global Trading Ltd., Allenby 116, Rothschild 29 Blv, Tel Aviv, Israel 65817, fax:
011-972-3-566-9974.

401537.1
30403-0999
    6.    Security.  If an Event of Default shall occur, the Company shall,
          ---------
immediately upon the request of the Holder, issue to the Holder shares in its capital equal to 10% of its share capital on a fully diluted basis. The Company agrees that if following the issuance of shares to the Holder hereunder it issues additional securities, it will issue additional shares to the Holder so that the Holder shall at all times maintain its 10% interest in the Company on a fully diluted basis.

                                                PRIORY MARKETING LTD.


                                            By_________________________________

401537.1
30403-0999
401537.1
30403-0999